Exhibit 2

ASSET PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (“Agreement”) entered into as of the 4th day of January, 2006, by and between Lee Middleton Original Dolls, Inc., a Wisconsin corporation (“Seller”), and InvestorsBank, a Wisconsin banking organization (“Buyer”):

WITNESSETH:

        WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the loans and loan participations owned by Seller as of the date hereof upon the terms and conditions contained herein; and

        WHEREAS, Seller and Buyer have approved the execution and delivery of this Agreement by all appropriate corporate action;

        NOW, THEREFORE, in consideration of the premises and of the promises herein contained, IT IS AGREED AS FOLLOWS:

        1.    Sales of Loans Prior to or on January 30, 2006

        Prior to or on January 30, 2006, Seller shall sell to Buyer, and Buyer shall purchase from Seller, in one or more transactions, the loans identified on Exhibit A hereto. The closing date of any such transaction shall be selected by Buyer upon at least two days’ notice to Seller. Seller may waive the requirement of any such notice.

        2.    Sales of Loan Participations Prior to or on January 30, 2006

        Prior to or on January 30, 2006, Seller shall sell to Buyer, and Buyer shall purchase from Seller, in one or more transactions, the loan participations listed on Exhibit B. The closing date of any such transaction shall be selected by Buyer upon at least two days’ notice to Seller. Seller may waive the requirement of any such notice.

        3.    Sales of Loan Participations Prior to or on June 30, 2006

        Prior to or on June 30, 2006, Seller shall sell to Buyer, and Buyer shall purchase from Seller, in one or more transactions, the loan participations identified on Exhibit C hereto, including the remaining balance of certain loan participations identified on Exhibit B as not being purchased in full prior to or on January 30, 2006. The closing date of any such transaction shall be selected by Buyer upon at least two days’ notice to Seller. Seller may waive the requirement of any such notice.

        4.     1818 North Water

        Prior to June 30, 2006, Buyer shall take all necessary action to cause the transfer of the outstanding funded portion of the 1818 North Water loan commitment and the transfer of Seller’s obligations to fund the balance of the unfunded commitment related to the 1818 North Water loan commitment. Such actions may include, but are not limited to, the sale by Seller to Buyer of the outstanding funded portion of such loan commitment and the transfer by Seller to Buyer, and the assumption by Buyer, of such unfunded loan commitment or of Buyer taking all necessary action to enable Seller to transfer such outstanding funded portion and such unfunded loan commitment to one or more other financial institutions which shall purchase the outstanding funded portion and assume such unfunded loan commitment. Seller agrees to cooperate to effectuate any such transfer or purchase. Buyer shall hold Seller harmless from and against any obligations or losses in connection with any such transfer or purchase. The purchase price for the outstanding funded portion shall be equal to the outstanding principal amount thereof plus accrued interest.

        5.     Purchase Price

        The purchase price for the purchase of loans and loan participations shall be the total of the principal balance of all such loans and loan participations plus the accrued interest thereon, both as calculated on the date of purchase.

        6.     Payment of Purchase Price

        The purchase price paid by Buyer shall be paid in immediately available funds as directed by Seller.

        7.    Bills of Sale

        Each sale and purchase transaction shall be evidenced by a Bill of Sale identifying the purchased loans or loan participations. Such Bill of Sale shall contain no representations or warranties except for warranties of title and authorization.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:	BUYER:
LEE MIDDLETON ORIGINAL DOLLS, INC.	INVESTORSBANK
By: /s/ Kenneth A. Werner	By: /s/ George Schonath
Name: Kenneth A. Werner	Name: George Schonath
Title: President and Chief Operating Officer	Title: President and CEO

LOANS TO BE REPURCHASED BY INVESTORSBANK BEFORE JANUARY 30, 2006			EXHIBIT A
Borrower	Loan Balance	Accrued Interest	Total
Advantage Printing	$321,746.82	$2,295.13	$324,041.95
Badger Ownership	$148,720.46	$310.49	$149,030.95
James Becker (IRB)	$686,145.21	$1,235.31	$687,380.52
Jonathan Reno (IRB)	$1,500,047.73	$9,726.48	$1,509,774.21
Washington Midwest Glass	$355,686.04	$2,705.07	$358,391.11

	$3,012,346.26	$16,272.48	$3,028,618.74

PARTICIPATIONS TO BE REPURCHASED BY INVESTORSBANK BEFORE JANUARY 30, 2006			EXHIBIT B
Borrower	Loan Balance	Accrued Interest	Total
Frank Grainer/F&E Inc.	$251,121.68	$146.19	$251,267.87
R&R Silver Spring/REICO/Lakeside	$367,337.88	$275.19	$367,613.07
Wilson	$1,971,083.31	$1,075.19	$1,972,158.50
Price Engineering/TNT	$437,315.82	$15,341.15	$452,656.97
CP Properties/Crown Prince	$1,603,378.87	$10,858.64	$1,614,237.51
Ace Worldwide	$383,429.22	$2,600.52	$386,029.74
JARL/Ryan & Sons	$2,117,639.20	$14,334.44	$2,131,973.64
BV/B1	$418,458.88	$238.92	$418,697.80
1818 North Water Street	$130,566.33	$541.31	$131,107.64

Total	$7,680,331.19	$45,411.55	$7,725,742.74

PARTIAL PARTICIPATION BALANCES TO BE PURCHASED BY INVESTORSBANK AS LENDING LIMIT INCREASES BUT NO LATER THAN JUNE 30, 2006			EXHIBIT C
Borrower	Loan Balance	Accrued Interest	Total
REICO/Lakeside	$1,005,000.00	$--	$1,005,000.00
Price Engineering/TNT	$1,901,000.00	$--	$1,901,000.00
Moldmakers Leasing	$1,205,359.76	$--	$1,205,359.76
Thomas Mason	$910,642.50	$--	$910,642.50

	$5,022,002.26	$--	$5,022,002.26